Exhibit 99.8

June 9, 2008

CONSENT

We hereby consent to (i) the inclusion of our opinion letter, dated March 16, 2008, to the Board of Directors of CME Group, as an Annex to the Registration Statement on Form S-4 of CME Group, as it may be amended from time to time (the “Form S-4”), relating to the proposed business combination transaction between CME Group and NYMEX Holdings and (ii) the references in the Form S-4 to such opinion and our firm name.

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 or Section 11 of the U.S. Securities Act of 1933, as amended, or the rules and regulations adopted by the U.S. Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term “experts” as used in the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

William Blair & Company, L.L.C.

/s/ William Blair & Company, L.L.C.